Exhibit 99.1

Karat Packaging Declares Special Dividend of $0.35 Per Share

CHINO, Calif, November 9, 2022 – Karat Packaging Inc. (Nasdaq: KRT) (the “Company” or “Karat”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced that the Board of Directors has declared a special dividend of $0.35 per share on the Company’s common stock. The special dividend is payable on or around November 30, 2022 to shareholders of record at the close of business on November 21, 2022.

Alan Yu, Chairman and Chief Executive Officer, said, “The special dividend reflects our Board’s confidence in Karat’s business over the long-term and the Company’s positive cash flow performance. Our solid growth has allowed us to build a strong financial and liquidity position, giving us the flexibility to return excess capital to our shareholders and demonstrating our dedication to value creation.”

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, are subject to numerous conditions, many of which are beyond the control of the company, including those set forth in the Risk Factors section of the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 and our other public filings made with the Securities and Exchange Commission (SEC) (File No. 001-40336). Copies are available on the SEC’s website at www.sec.gov. Karat undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980

IR@karatpackaging.com